Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
THE FILM DEPARTMENT HOLDINGS, INC.
     FIRST: The name of the corporation is The Film Department Holdings, Inc. (the “Corporation”).
     SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     THIRD: The address of the Corporation’s registered office in the State of Delaware is                                         . The name of the Corporation’s registered agent at such address is                                         .
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is                     , of which                      shares shall be Common Stock with a par value of $                     per share (the “Common Stock”) and                      shares shall be Preferred Stock with a par value of $                     per share (the “Preferred Stock”).
     A. Preferred Stock. The Board of Directors (the “Board”) is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the rights, qualifications, limitations and restrictions of such series as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL, including, without limitation: (1) the designation of such series; (2) the number of shares of such series, which the Board may, except where otherwise provided in a Preferred Stock Designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding); (3) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of such series; (4) the dates at which dividends, if any, will be payable; (5) the redemption rights and price or prices, if any, for shares of such series; (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of such series; (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; (8) whether the shares of such series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made; (9) restrictions on the issuance of shares of the same series or of any other class or series; and (10) the voting rights, if any, of the holders of such series.
     B. Common Stock.
     1. Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
     2. Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Common Stock shall share equally and ratably in the Corporation’s assets available for distribution after payment of liabilities and liquidation preferences on any outstanding Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     3. No Conversion or Preemptive Rights. The holders of Common Stock shall not have any conversion or preemptive rights.
     4. Non-Assessment of Stock. The Common Stock, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.
     5. Dividend Rights. Subject to the preferential rights of holders of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of capital stock on a pro rata basis.
     FIFTH: The Corporation’s existence shall be perpetual.
     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     A. The Board shall consist of such number of directors as is determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board; provided, however, that in no event shall the number of directors be less than seven nor more than eleven. The directors shall be divided into three classes, designated Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the Annual Meeting of Stockholders to be held in 2010. The directors in Class II shall be elected for a term expiring at the Annual Meeting of Stockholders to be held in 2011. The directors in Class III shall be elected for a term expiring at the Annual Meeting of Stockholders to be held in 2012. Beginning with the 2010 Annual Meeting of Stockholders, each class of directors will be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after its election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
     B. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.
     C. Any director, or the entire Board, may be removed from office only for cause (as defined in the Corporation’s bylaws) at any time upon the affirmative vote of holders of at least 50% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
     D. Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, a majority of the members of the Board or a committee of the Board which has been duly designated by the Board or by a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class and whose power and authority, as provided in a resolution by the Board or in the bylaws of the Corporation, includes the power to call such meetings.
     E. Any election of directors or other action by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.
     F. Pursuant to Section 122(17) of the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or being offered an opportunity to participate in, business opportunities that are presented to one or more non-employee directors except where such matters are presented to them solely in their capacities as the Corporation’s directors.
     G. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Corporation’s bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.
     SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:
     A. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
     B. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section D of Article Seventh, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.
     C. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and disbursement and court costs) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the

Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Seventh or otherwise.
     D. Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article Seventh is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     E. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article Seventh shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
     F. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
     G. Amendment or Repeal. Any repeal or modification of the provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.
     H. Other Indemnification and Advancement of Expenses. This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
     I. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Seventh.
     EIGHTH:
     A. The Corporation expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing or any other provision of this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
     1. prior to such time the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

     2. upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (a) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (b) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
     3. at or subsequent to such time the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by such stockholder.
B. As used in this Article Eighth only, and unless otherwise provided by the express terms of this Article Eighth, the term:
     1. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common control with, another Person;
     2. “Associate,” when used to indicate a relationship with any Person, means: (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;
     3. “Business Combination” means:
     (a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (i) the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section A of this Article Eighth is not applicable to the surviving entity;
     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;
     (c) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii)

pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of said Stock; or (v) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (iii)-(v) of this Section B(3)(c) of Article Eighth shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;
     (d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or
     (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections B(3)(a)-(d) of Article Eighth) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;
     4. “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have Control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of Control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article Eighth, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have Control of such entity;
     5. “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that, together with such Person’s Affiliates and Associates, owns, or within the 3-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder owned, 15% or more of the outstanding Voting Stock of the Corporation. Notwithstanding anything in this Article Eighth to the contrary, the term “Interested Stockholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

     6. “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates:
     (a) beneficially owns such Stock, directly or indirectly; or
     (b) has (i) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (ii) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or
     (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in Section B(6)(b)(ii) of Article Eighth), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock;
provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
     7. “Person” means any individual, corporation, partnership, unincorporated association or other entity;
     8. “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and
     9. “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.
     NINTH: In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or by the Corporation’s bylaws or specified in any agreement, any alteration, amendment, repeal or rescission of any of the following provisions of this Certificate of Incorporation or the Corporation’s bylaws requires the vote of at least 75% of the voting power of all of the outstanding shares of Common Stock entitled to vote in the election of directors, voting together as a single class: (A) Section A of Article Sixth of this Certificate of Incorporation; (B) Article Eighth of this Certificate of Incorporation; (C) Section D of Article Sixth of this Certificate of Incorporation; (D) the provisions in the bylaws of the Corporation that require advance notice of stockholder proposals and director nominations; and (E) the provisions set forth in this sentence. The Board shall have the power, without the consent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be duly executed by the undersigned as of this the       day of                     , 2010.

By:
Name:
Title:

Signature Page to Certificate of Incorporation